Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-12125) and Form S-8 (Nos. 333-48650, 333-04869, 333-04871, 333-18331 and 333-50012) of Tupperware Corporation of our report dated March 9, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 9, 2005 relating to the financial statement schedule, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Orlando, Florida

March 9, 2005

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